INVESTMENT SUB-ADVISORY AGREEMENT

Sweater Cashmere Fund

THIS INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”), dated ________________, 2025, is between Sweater Industries LLC, a Delaware limited liability company (the “Adviser”) and a registered investment adviser with the Securities and Exchange Commission (“SEC”), and Champion Advisors LLC, a Delaware limited liability company and a registered investment adviser with the SEC (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, Sweater Cashmere Fund, a Delaware statutory trust (the “Fund”), is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund has retained the Adviser to perform investment advisory services for the Fund under the terms of an investment advisory agreement, dated as of even date herewith, between the Adviser and the Fund (the “Management Agreement”), and

WHEREAS, the Management Agreement provides that the Adviser may retain one or more sub-advisers, subject to the approval of the Fund’s Board of Trustees (the “Board”) and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the SEC, or by rule or regulation, a majority of the outstanding voting securities of the Fund; and

WHEREAS, the Adviser, acting pursuant to the Management Agreement, wishes to retain the Sub-Adviser to provide sub-advisory services to the Fund, and the Sub-Adviser desires to provide such services in accordance with the terms of this Agreement; and

WHEREAS, the Trust’s Board has duly consented to and approved the appointment of the Sub-Adviser to provide sub-advisory services to the Fund in the manner and on the terms set out in this Agreement; and

WHEREAS, the Fund’s shareholders, in the manner required under the 1940 Act, have approved this Agreement and the Adviser’s retention of the Sub-Adviser to provide sub-advisory services to the Fund.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1.	APPOINTMENT AND ACCEPTANCE.

(a)	Acceptance. The Adviser hereby appoints the Sub-Adviser to provide certain sub-investment advisory and related services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

(b)	Independent Contractor. The Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Fund or the Adviser in any way, nor otherwise be deemed an agent of the Fund or the Adviser.

(c)	The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that:

(i)	it has all requisite power and authority to enter into and perform its obligations under this Agreement;

(ii)	it has taken all necessary limited liability company action to authorize its execution, delivery and performance of this Agreement;

(iii)	neither it nor any “affiliated person” of it, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act;

(iv)	it is duly registered as an investment adviser under the Advisers Act;

(v)	except as otherwise specified herein, it will not delegate any obligation assumed pursuant to this Agreement to any third party (including any other sub-adviser) without first obtaining the written consent of the Fund and the Adviser; and

(vi)	the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which the Sub-Adviser or any of its affiliates are a party.

The Sub-Adviser further represents, warrants, and agrees that it shall, at all times during the term of this Agreement:

(vii)	Use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement;

(viii)	Maintain all licenses and registrations necessary to perform its duties hereunder in good order;

(ix)	conform in all material respects to all applicable rules and regulations of the SEC, comply in all material respects with all policies and procedures adopted by the Board for the Fund and communicated to the Sub-Adviser in writing, and conduct its activities and operations under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities; and

(x)	Maintain errors and omissions insurance coverage in an amount not less than its current level of coverage and shall provide written notice to the Fund (x) of any material changes in its insurance policies or insurance coverage; or (y) if any materials claims will be made on its insurance policies. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Fund with any information it may reasonably require concerning the amount of or scope of such insurance.

(d)	The Adviser’s Representations. The Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Adviser further represents, warrants and agrees that it has the authority under the Management Agreement to appoint the Sub-Adviser.

2.	DELIVERY OF DOCUMENTS.

(a)	The Adviser has furnished to the Sub-Adviser copies of each of the following documents:

(i)	The Declaration of the Trust of the Fund as in effect on the date hereof;

(ii)	The By-laws of the Fund in effect on the date hereof;

(iii)	The resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Fund and approving the form of this Agreement;

(iv)	A certificate from an authorized Fund officer certifying that the Fund has received the necessary approval of Fund shareholders with respect to the Fund’s engagement of the Sub-Adviser as a sub-adviser to the Fund and the form of this Agreement;

(v)	The Management Agreement;

(vi)	The Code of Ethics of the Fund and the Fund’s other compliance policies and procedures as currently in effect; and

(vii)	Current copies of the Fund’s Prospectus and Statement of Additional Information.

The Adviser shall furnish the Sub-Adviser from time to time with copies of all material Amendments of or material supplements to the foregoing, if any.

(b)	The Sub-Adviser has furnished or will furnish the Fund with copies of each of the following documents:

(i)	the Sub-Adviser’s most recent registration statement on Form ADV;

(ii)	separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the custodian (the “Custodian”) and accounting agent of the Fund’s assets;

(iii)	the Code of Ethics of the Sub-Adviser as currently in effect; and

(iv)	complete and accurate copies of any compliance manuals, trading, commission and other reports, insurance policies, and such other management or operational documents as the Adviser may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-Adviser.

The Sub-Adviser shall furnish the Fund from time to time with copies of all material amendments of or material supplements to the foregoing, if any. Additionally, the Sub-Adviser shall provide to the Fund such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements shall be provided within 30 days of the time such materials became available to the Sub-Adviser.

3.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES

Subject always to the supervision of the Board and the Adviser, the Sub-Adviser will act as sub-adviser for, and manage on a discretionary basis the investment and reinvestment of the assets of the Fund. In connection therewith, and subject to the supervision of the Board and the Adviser, the Sub-Adviser shall (i) implement and supervise the investment program of the Fund and the composition of its portfolio; (ii) determine the timing and amount of commitments, investments and/or disposals to be made by the Fund, the securities and other investments to be purchased or sold by the Fund in connection therewith; (iii) arrange, subject to the provisions of Section 4 hereof, for the purchase of securities and other investments for the Fund and the sale or redemption of securities and other investments held in the portfolio of the Fund; all on behalf of the Fund and as described in the Fund’s most current effective registration statement on Form N-2 and as the same may thereafter be amended from time to time. In the performance of its duties, the Sub-Adviser will in all material respects (a) satisfy any applicable fiduciary duties it may have to the Fund; (b) monitor the Fund’s investments; (c) comply with the provisions of the Fund’s Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund or the Adviser to the Sub-Adviser in writing, the stated investment objectives, policies and restrictions of the Fund as such objectives, policies and restrictions may subsequently be changed by the Board and communicated by the Fund or the Adviser to the Sub-Adviser in writing, and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended; and (d) assist in the valuation of portfolio securities held by the Fund as reasonably requested by the Adviser or the Fund.

4.	BROKERAGE COMMISSIONS. While not expected to be a primary part of the Fund’s investment strategy, to the extent applicable, and subject always to the supervision of the Board and the Adviser, the Sub-Adviser is authorized to select brokers and/or dealers to execute certain purchases and sales of portfolio securities for the Fund and, to the extent that public securities are involved, is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Sub-Adviser will promptly communicate to the Adviser and the Board such information relating to portfolio transactions as they may reasonably request. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, or as described from time to time by the Fund’s Prospectus and Statement of Additional.

5.	PROXY VOTING AND RELATED MATTERS

(a)	The Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting and consent rights with respect to the securities and investments of the Fund, provided, however, that the Fund or the Adviser may require, upon request, that the Sub-Adviser vote proxies and related consents for the Fund in accordance with the Fund’s or the Adviser’s proxy voting policies. Absent specific instructions to the contrary provided to it by the Fund or the Adviser, and subject to its receipt of all necessary voting materials, the Sub-Adviser shall vote all proxies and similar consents with respect to investments of the Fund in accordance with the Adviser’s proxy voting policy.

(b)	The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than five years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall supply updates of this record to the Adviser or any authorized representative of the Adviser, or to the Fund, on a quarterly basis (or more frequently, upon the request of the Adviser or the Fund).

6.	ALLOCATION OF CHARGES AND EXPENSES

(a)	The Sub-Adviser will pay all of the ordinary and usual office overhead expenses of the Sub-Adviser and any of its affiliates (including rent) in connection with performance of the Sub-Adviser’s duties under this Agreement and the salaries or other compensation of the employees and other professionals of the Sub-Adviser or any of its affiliates.

(b)	The Sub-Adviser shall not be required to bear any expenses of the Fund other than those specified in Section 6(a) hereof and such other expenses specifically assumed by the Sub-Adviser in writing. Without limiting the generality of the foregoing, the Sub-Adviser shall not be required to pay, and shall be reimbursed promptly by the Fund if it pays, any third party charges and out-of-pocket costs and expenses that are related to the organization, operation or business of the Fund, including, without limitation, the following: (i) interest and taxes; (ii) brokerage commissions (if any) and other transaction expenses in connection with the Fund’s purchase and sale of assets; (iii) fees and expenses related to the offering of the Fund’s shares (including Fund marketing expenses), and the admission of investors in the Fund; (iv) fees and expenses related to the formation and operation of any subsidiaries of the Fund; (v) fees and expenses related to the investigation and evaluation of investment opportunities (whether or not consummated); (vi) fees and expense related to the acquisition, ownership, management, financing, hedging of interest rates on financings, or sale of portfolio investments; (vii) travel costs associated with investigating and evaluating investment opportunities (whether or not consummated) or making, monitoring, managing or disposing of portfolio investments; (viii) costs of borrowings of the Fund; (ix) costs of any third parties retained to provide services to the Fund; (x) premiums for fidelity and other insurance coverage requisite to the Fund’s operations; (xi) fees and expenses of the Fund’s “non-interested” trustees; (xii) legal, audit and Fund accounting expenses; (xiii) Custodian and transfer agent fees and expenses; (xiv) expenses incident to the repurchase of the Fund’s shares; (xv) fees and expenses related to the registration under federal and state securities laws of shares of the Fund for public sale; (xvi) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Fund; (xvii) all other expenses incidental to holding meetings of the Fund’s shareholders; and (xviii) such extraordinary non-recurring expenses as may arise, including litigation affecting the Fund and any obligation which the Fund may have to indemnify its officers and trustees with respect thereto. Any partner, director, officer or employee of the Sub-Adviser or its affiliates who may also serve as officers, trustees or employees of the Fund shall not receive any compensation directly from the Fund for their services, except to the extent the Board shall have specifically approved the payment by the Fund of all or a portion of such compensation.

(c)	The Sub-Adviser may, with the Board’s approval, agree to waive its fees and/or pay or reimburse the expenses of the Fund or otherwise subsidize the Fund to any level that the Sub-Adviser, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Sub-Adviser explicitly agrees in writing to maintain such undertaking for a specified period.

(d)	To the extent the Sub-Adviser or its affiliates incur any costs by assuming expenses that are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Sub-Adviser for such costs and expenses, except to the extent the Sub-Adviser has otherwise explicitly agreed to bear such expenses.

7.	COMPENSATION OF THE SUB-ADVISER.

(a)	For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay to the Sub-Adviser a fee, based on the Average Daily Net Assets of the Fund, computed and paid monthly, at the annual rates set forth on Schedule A attached to this Agreement, as from time to time amended. The Fund’s “Average Daily Net Assets” shall be determined by taking an average of all of the determinations of such amount during such month at the close of business on each business day during such month while this Agreement is in. Such fee shall be payable for each month within 20 business days after the end of such month.

(b)	If the Sub-Adviser serves for less than the whole of a month, the foregoing compensation will be prorated.

(c)	The Sub-Adviser may agree to waive its fees and/or pay or reimburse the expenses of the Fund or otherwise subsidize the Fund to any level that the Sub-Adviser may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Sub-Adviser explicitly agrees in writing to maintain such undertaking for a specified period.

(d)	All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

8.	FURTHER RESPONSIBILITIES AND OBLIGATIONS OF THE SUB-ADVISER. The Sub-Adviser further agrees that it:

(a)	will use the same degree of skill and care in providing services to the Fund as it uses in providing services to other accounts for which it has investment responsibilities;

(b)	will report to the Adviser and to the Board on a quarterly basis and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Board on a regular basis at such times as the Adviser or the Board may reasonably request in writing regarding the management of the Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund’s investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by the Adviser or the Board;

(c)	will prepare and maintain such books and records with respect to the Fund’s securities and other transactions for the Fund’s investment portfolio as required for registered investment advisers performing such services under applicable law, the Fund’s compliance policies and procedures (as provided to the Sub-Adviser in writing) or as otherwise requested by the Adviser or the Board in writing, and will prepare and furnish the Adviser and the Board such periodic and special reports as the Adviser or the Board may request in writing from time to time. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Adviser or the Board (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 of the Advisers Act or other applicable law; and

(d)	will monitor the pricing of portfolio securities, and events relating to the issuers of those securities and the markets in which the securities trade in the ordinary course of managing the portfolio securities of the Fund, and will notify the Adviser promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the securities may primarily trade but before the time at which the Fund’s investments are priced on a given day) that may materially impact the pricing of one or more securities in Sub-Adviser’s portion of the portfolio. In addition, Sub-Adviser will at the Adviser’s request assist the Adviser in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected security or securities.

9.	OTHER ACTIVITIES. Nothing in this Agreement shall limit or restrict the right of any director, member, manager, officer, or employee of the Sub-Adviser or its affiliates to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Adviser or its affiliates to engage in any other business or to render services of any kind to any other person, corporation, firm, individual or association. The Sub-Adviser’s services to the Fund pursuant to this Agreement are not deemed to be exclusive and it is understood that the Sub-Adviser and its affiliates may render investment advice, management and other services to others.

10.	LIMITATION OF LIABILITY AND INDEMNIFICATION OF THE SUB-ADVISER.

(a)	Except for losses resulting from the Sub-Adviser’s breach of fiduciary duty with respect to the receipt of compensation for services or losses resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of the Sub-Adviser’s duties or from reckless disregard by the Sub-Adviser of its duties under this Agreement, the Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Fund in connection with the performance of this Agreement, including, without limitation, any loss incurred by the Adviser or the Fund as a result of any action taken or failure to act by the Sub-Adviser in good faith reliance upon (i) information, instructions or requests, whether oral or written, that the Sub-Adviser reasonably believes were made by a duly authorized person of the Adviser or the Fund; (ii) the written advice of counsel to the Fund or the Adviser; and (iii) any written instruction or certified copy of any resolution of the Board.

(b)	The Fund shall indemnify, to the fullest extent permitted by law, the Sub-Adviser, or any member, manager, officer or employee of the Sub-Adviser, and each and all of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, or gross negligence, or from reckless disregard by such party of its duties to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

(c)	This Section 10 shall survive the expiration or earlier termination of this Agreement.

11.	PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund and the Adviser are or may be interested in the Sub-Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Sub-Adviser are or may be interested in the Fund as trustees, interest holders or otherwise; and the Sub-Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Sub-Adviser if approved by the Fund’s Board, subject to the rules and regulations of the SEC.

12.	DURATION AND TERMINATION.

(a)	This Agreement shall become effective on the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of two (2) consecutive years from the effective date of this Agreement. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Fund’s Board or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Fund’s trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in accordance with the requirements of the 1940 Act or any exemptive or other relief therefrom.

(b)	Notwithstanding the foregoing, this Agreement may be terminated at any time without the payment of any penalty by the Adviser or the Fund upon giving the Sub-Adviser 60 days’ written notice thereof (which notice may be waived by the Sub-Adviser), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the trustees of the Fund in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, or by the Adviser on 60 days’ written notice (which notice may be waived by the Fund). This Agreement will also immediately terminate in the event of its assignment.

(c)	The Sub-Adviser may terminate this Agreement at any time and without the payment of any penalty upon sixty (60) days’ written notice to the Fund and the Adviser.

(d)	As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the SEC.

13.	THE FUND AS A THIRD-PARTY BENEFICIARY. The parties hereto acknowledge and agree that the Fund is a third-party beneficiary as to the covenants, obligations, representations, and warranties undertaken by the Sub-Adviser under this Agreement and as to the rights and privileges to which the Adviser is entitled pursuant to this Agreement, and that the Fund is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

14.	NOTICE. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice, and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

15.	Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the requirements of the 1940 Act or any exemptive or other relief therefrom.

16.	SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

18.	CHANGE OF CONTROL. The Adviser shall notify the Sub-Adviser in writing at least sixty (60) days in advance of any change of control of the Adviser, as defined in the 1940 Act. The Sub-Adviser shall notify the Adviser and the Fund at least sixty (60) days in advance of any change of control of the Sub-Adviser, as defined in the 1940 Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be duly executed as of the day and the year first above written.

Champion Advisors LLC

By:
Name:
Title:

Sweater Industries LLC

By:
Name:
Title:

[Signature Page to Sub-Advisory Agreement]

Schedule A

Sub-Advisory Fee

Average Daily Net Assets of the Fund	Subadvisory Fee Payable to the Sub-Adviser
$1 – $50,000,000	1.90%
$50,000,001 – $100,000,000	2.00%
$100,000,000 – $250,000,000	2.10%
$250,000,000 – $500,000,000	2.20%
$500,000,000	2.30%